CSW International, Inc.
                            Non-recourse Indebtedness
                               September 30, 1996
                                   (thousands)


                                                     Inflation
      Type             Term      Rate    Maturity    Adjustment  Amount (pounds)
-------------------  --------- -------- -----------  ----------  ---------------

   Bank Facility       31 days   6.27%    10/28/96      None         436,627
   Bank Facility       31 days   6.26%    10/31/96      None          30,000
    Yankee Bond        5 years   7.98%        2001      None         129,116
    Yankee Bond       10 years   8.75%        2006      None         129,116
 Eurosterling Bond    10 years   8.88%        2006      None         100,000
    Loan Notes           NA      5.10%     10/2/02      None          62,084